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FOR IMMEDIATE RELEASE:


For Further Information:
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Contact:

Helen Marsteller                        Ole' Andersen
York International Corporation          Sabroe Refrigeration A/S
(717) 771-7451                          45 86 271266




             YORK INTERNATIONAL CORPORATION TO ACQUIRE SABROE A/S


   --YORK REFRIGERATION GROUP TO BE WORLD'S LEADING REFRIGERATION COMPANY --


YORK, PA, and ARHUS, DENMARK, March 28, 1999 - York International Corporation (NYSE: YRK), one of the world's largest suppliers of heating, ventilating, air conditioning and refrigeration products, announced today that it has entered into a definitive agreement to acquire Sabroe A/S from EQT Scandinavia and J. Lauritzen Holding Co., for $590 million in cash. Sabroe is among the world's largest suppliers of refrigeration systems and products in Europe, Latin America and Asia.

The integration of Sabroe into York's refrigeration group will combine two of the world's premier refrigeration businesses and will create the largest refrigeration company in the world. Following the transaction, York's Refrigeration Group will have its largest presence in European markets, will occupy a much broader landscape in Asian and Latin American markets to complement its strong North American operations. York will also be the world's largest supplier of marine refrigeration products.

Based on 1998 results for the two companies, total pro forma annual revenues for the Refrigeration Products Group of York International would be approximately $1.2 billion.

"Sabroe's management team has developed one of the world's leading refrigeration companies, and we are very pleased that by joining forces we will realize one of York's long-term strategic goals," said Robert N. Pokelwaldt, Chairman and CEO of York. "The combination of Sabroe's and York's refrigeration operations will give us the critical mass we need to continue to be globally competitive in a consolidating industry. While our business has grown and delivered improved results, the addition of Sabroe will
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position us for further growth throughout the coming decade. The transaction will dramatically strengthen our position in the emerging markets of Latin America, Asia and Eastern Europe. It also strengthens our worldwide service and aftermarket capabilities. The top-line growth, along with operating efficiencies we will achieve, will make this acquisition only slightly dilutive to our earnings this year, and accretive to our earnings in 2000."

"By combining with York, we create a company with profound global strengths," said Ole' Andersen, Chief Executive Officer of Sabroe. "Our strengths in European and Latin American markets are an excellent complement to York's strength in its core North American Market. The addition of our industrial and marine contracting services, which will become a part of York's refrigeration division, gives balance to York's diverse product offerings. Together we have created a company that can provide complete, customized refrigeration systems and after-sales service for customers around the world."

"We're delighted with this transaction, and feel that it is the right step for us and for our shareholders," said Michael Christiansen, Chairman of the Board of Directors of J. Lauritzen Holding Co., a Denmark-based, publicly-held holding company with extensive industrial and shipping interests. "While we considered a public offering for Sabroe, the opportunity to combine Sabroe with York in this way, at a fair price, removes the market uncertainty of an IPO for our shareholders, Sabroe's employees and customers. We are confident that the combination of the two companies will ensure the continuous growth of the successful Sabroe refrigeration business within York International Corporation"

The Chairman of EQT Scandinavia, Gosta Bystedt stated, "Sabroe has been a prime example of how EQT, with its industrial network and expertise, has added value to Sabroe. During our ownership, Sabroe has undergone a dramatic transformation to become a strong and very competitive supplier of industrial refrigeration. The combination with York is a natural extension of York's expansive global strategy."

The transaction is expected to close in the second quarter and is subject to regulatory and other approvals.

Goldman Sachs & Co. acted as a financial advisor to York on this transaction, and Morgan Stanley acted as financial advisor to J. Lauritzen Holding Co. Jonas Bruun served as legal counsel to York, and Kromann & Munter served as legal counsel to J. Lauritzen Holding Co.

Sabroe is among the world's largest suppliers of industrial and marine refrigeration systems and products with large markets for its refrigeration products in Europe, Latin America, and Asia. Sabroe is a leading provider of refrigeration contracting services, which includes customized refrigeration solutions for industrial, food processing and
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marine customers.


York is a full-line, global designer and manufacturer of heating, ventilating, air conditioning and refrigeration (HVAC&R) products. York is the largest independent supplier of HVAC&R equipment in the United States and a leading competitor in the industry internationally, with a significant market presence for refrigeration products in both North American and European markets. It is also a leading supplier of refrigeration equipment, contracting services, marine refrigeration equipment, and after-market refrigeration services. With 1998 revenues of $3.3 billion, the Company's products are sold in more than 100 countries and York has approximately 21,000 employees worldwide.

This release may include "forward-looking statements" that involve risks and uncertainties. Actual results could differ materially from those projected in the forward-looking statements. Factors that could affect results include economic and political environments, climatic conditions, currency, regulatory and competitive pressures. Additional information regarding these risk factors and uncertainties is detailed in York's SEC filings.



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